UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-A/A

Amendment No. 2

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES

Pursuant to Section 12(b) or (g) of

the Securities Exchange Act of 1934

The J. M. Smucker Company

(Exact Name of Registrant as Specified in its Charter)

Ohio	34-0538550
(State of Incorporation or Organization)	(IRS Employer Identification Number)

One Strawberry Lane Orrville, Ohio	44667-0280
(Address of Principal Executive Offices)	(Zip Code)

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box:  ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box:  ☐

Securities Act registration statement file number to which this form relates: N/A

Securities to be registered pursuant to Section 12(b) of the Act:

Title of Each Class to be so Registered	Name of Each Exchange on Which Each Class is to be Registered
Rights to Purchase Preferred Shares	New York Stock Exchange

Securities to be registered pursuant to Section 12(g) of the Act:

None

(Title of Each Class)

The J. M. Smucker Company, an Ohio corporation (the “Company”), hereby amends and supplements Item 1 of its Registration Statement on Form 8-A (File No. 001-05111) filed with the Securities and Exchange Commission on May 21, 2009 and amended on February 3, 2015.

Item 1.	Description of Securities To Be Registered.

On October 24, 2016, the Company and Computershare Trust Company, N.A., as rights agent, entered into Amendment No. 2 to the Rights Agreement, dated as of May 20, 2009 and subsequently amended as of February 3, 2015 (as amended, the “Rights Agreement”). Amendment No. 2 amends the definition of beneficial ownership in Section 1(c) of the Rights Agreement to provide that, among other things and subject to certain exceptions, a person will not be deemed the beneficial owner of, or to beneficially own, the first 10% of then-outstanding common shares of the Company that would otherwise be deemed to be beneficially owned by such person, together with all its affiliates and associates, if such person is entitled to file, and files, a statement on Schedule 13G pursuant to Rule 13d-1(b) or Rule 13d-1(c) under the Securities Exchange Act of 1934, as amended.

The foregoing description of Amendment No. 2 does not purport to be complete and is qualified in its entirety by reference to the full text of Amendment No. 2, which is attached hereto as Exhibit 4.3 and is incorporated herein by reference.

Item 2.	Exhibits.

4.3	Amendment No. 2, dated as of October 24, 2016, to the Rights Agreement, dated as of May 20, 2009, by and between The J. M. Smucker Company and Computershare Trust Company, N.A., as rights agent, and amended as of February 3, 2015 (filed as Exhibit 4.1 to the Form 8-K filed by the Company on October 24, 2016, and incorporated herein by reference).

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Dated: October 24, 2016

THE J. M. SMUCKER COMPANY

By:	/s/ Jeannette L. Knudsen
Name:	Jeannette L. Knudsen
Title:	Senior Vice President, General Counsel and Secretary

EXHIBIT INDEX

Exhibit Number	Description

4.3	Amendment No. 2, dated as of October 24, 2016, to the Rights Agreement, dated as of May 20, 2009, by and between The J. M. Smucker Company and Computershare Trust Company, N.A., as rights agent, and amended as of February 3, 2015 (filed as Exhibit 4.1 to the Form 8-K filed by the Company on October 24, 2016, and incorporated herein by reference).